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                                                                    EXHIBIT 23.1




                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Tele-Communications International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-16021 and 333-16023) on Form S-8 of Tele-Communications International, Inc. of our reports dated March 14, 1997, relating to the balance sheets of Tele-Communications International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Tele-Communications International, Inc.



                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP


Denver, Colorado
March 18, 1997